SilverPepper LLC

CODE OF ETHICS

Adopted: September 1, 2012

Amended:

TABLE OF CONTENTS
Page

I.	INTRODUCTION		1
II.	PROCEDURES APPLICABLE TO INDIVIDUAL OFFICERS, DIRECTORS AND EMPLOYEES		2
	A.	DEFINITIONS	2
		Supervised Person	2
		Access Person	2
		Beneficial Interest	3
		Security or Securities	4
		Purchase or Sale of a Security	4
		Material Non-Public Information	4
	B.	INITIAL PUBLIC OFFERINGS AND LIMITED OFFERINGS; PRE-CLEARANCE	5
	C.	MATERIAL NON-PUBLIC INFORMATION	5
	D.	NONDISCLOSURE OF CLIENT INFORMATION	6
	E.	PRE-CLEARANCE OF PERSONAL SECURITIES TRANSACTIONS	6
	F.	PERSONAL CONDUCT	7
III.	ADMINISTRATION OF THE POLICIES		7
IV.	ENFORCEMENT		7
V.	DUTY TO REPORT VIOLATIONS		7
VI.	REVIEW		8

I.	INTRODUCTION

SilverPepper LLC (“SilverPepper”) takes the position that strict adherence to applicable federal and state securities laws is in the best interests of our clients and prospective clients (“Clients”), our employees, the securities industry and the investing public. This Code of Ethics (the “Code”) sets out standards for business conduct premised on fundamental principles of openness, integrity, honesty and trust, as well as our fiduciary duties. Its intent is to convey to employees the value SilverPepper places on ethical conduct, and to challenge employees to live up to the letter of the law and standards of our firm.

These Policies and Procedures are designed to deter and detect wrongdoing, and require SilverPepper, including each director, member, officer or employee and other Supervised Person:

▪	To comply with applicable federal and state securities laws, rules and regulations.

▪
To act with utmost good faith, consistent with our fiduciary duties, ethical and professional standards, and in the best interest of Clients by avoiding conflicts of interest, by full disclosure of actual or perceived material conflicts of interest to Clients, and by putting Clients’ interests ahead of interests of the firm and its officers, directors and employees.

▪	To provide full, fair, accurate, and timely disclosures in reports and documents that SilverPepper files with or submits to the SEC, state regulators and in other public communications.

▪	To be accountable for adherence to SilverPepper’s policies and procedures, and the reporting of any violations of this Code of Ethics promptly to the Chief Compliance Officer (CCO).

SilverPepper believes the misuse of material non-public information in trading Securities is detrimental to the securities industry and the investing public. Our firm maintains and enforces written policies and procedures, reasonably designed and taking into consideration the nature of our business to prevent the misuse of material non-public information by any officers, directors and employees.

No SilverPepper partner, officer, director or employee shall, either directly or indirectly:

▪
Purchase, sell or engage in a transaction, either personally or on behalf of others (such as private accounts managed by our firm), involving any asset on the basis of (i.e., while aware of) Material Non-Public Information; or

▪	Communicate Material Non-Public Information to any employee or other person except to, or with the prior consent of, the CCO.

This policy applies to every partner, officer, director, member and/or employee and extends to activities both within and outside their duties at our firm. Every partner, officer, director and employee must read, become familiar with, acknowledge receipt of, and retain a copy of these Policies.

These Policies are general guidelines to be followed by SilverPepper’s partners, officers, directors and employees and do not include all laws, rules, regulations and orders that govern the business activities of the firm, and cannot address every possible conflict of interest. If any partner, officer, director or employee has any questions not addressed in these Policies, or believes that application of a policy or procedure would be inappropriate in particular circumstances, he/she must seek the guidance of the CCO.

SilverPepper LLC Code of Ethics

II.	PROCEDURES APPLICABLE TO INDIVIDUAL PARTNERS, OFFICERS, DIRECTORS, MEMBERS AND/OR EMPLOYEES

A.	DEFINITIONS

These Policies set forth guidelines regarding the duty of each employee, partner, officer, and director of SilverPepper to avoid professional or personal investment transactions that may constitute a prohibited activity, and to comply with the firm’s policy regarding Material Non-Public Information and Insider Trading. For purposes of these Policies, the following definitions shall apply:

“Supervised Person”

The term “Supervised Person” as used herein shall mean:

▪	Any partner, officer, member, officer or director (or other person occupying a similar status or performing similar functions) or employee of SilverPepper.

▪	Any person who provides investment advice on behalf of, and is subject to the supervision and control of SilverPepper.

“Access Person”

The term “Access Person” as used herein shall mean any person deemed to be an Access Person pursuant to Rule 17j-1(a)(1) under the Investment Company Act of 1940 (the “1940 Act”), or pursuant to Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”), which includes all directors, members and officers of SilverPepper, and any other Supervised Person:

▪
Who has access to non-public information regarding any client’s purchase or sale of securities, or non-public information regarding the portfolio holdings of any “reportable fund” (as defined in Rule 204A-1 under the Advisers Act); or

▪	Who makes, assists in making, or is involved in making securities recommendations to clients, or who has access to such recommendations that are non-public.

“Beneficial Interest”

The term “Beneficial Interest” as used herein shall be determined generally in the same manner as beneficial ownership would be determined be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”). This means that persons should generally consider themselves to have a “Beneficial Interest” in any Security in which they have a direct or indirect financial interest. Persons should consider themselves to have a “Beneficial Interest” in any Security held by their spouse, minor children, relatives who share their home, or other persons by reason of any contract, arrangement, understanding, or relationship that provides them with sole or shared voting or investment power over that Security.

Although the following list is not exhaustive, under the Exchange Act and this Code, a person generally would be regarded to be the “Beneficial Owner” of the following Securities:

1.	Securities held in the person’s own name;

SilverPepper LLC Code of Ethics

2.	Securities held with another in joint tenancy, community property, or other joint ownership;

3.	Securities held by a bank or broker as nominee or custodian on such person’s behalf or pledged as collateral for a loan;

4.
Securities held by members of the person’s immediate family sharing the same household (“immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships and a registered domestic partner);

5.	Securities held by a relative not residing in the person’s home if the person is a custodian, guardian or otherwise has or shares control over the purchase, sale, or voting of the Securities;

6.	Securities held by a trust in which the person is a beneficiary and has or shares the power to make purchase or sale decisions;

7.	Securities held by a trust for which the person serves as a trustee (other than an administrative trustee with no investment discretion);

8.	Securities held by a general partnership or limited partnership in which the person is a general partner;

9.
Securities owned by a corporation in which the person has a control position or in which the person has or shares investment control over the portfolio Securities (other than a registered investment company);

10.	Securities in a portfolio giving the person certain performance-related fees; and

11.	Securities held by another person or entity pursuant to any agreement, understanding, relationship or arrangement giving the person any direct or indirect pecuniary interest.

“Security” or “Securities”

“Security” or “Securities” means note, stock, treasury stock, bond, debenture, evidence of indebtedness, shares of open and closed-end investment companies, including those of open-end ETF shares and UIT ETF shares, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. For purposes of this Code, the terms Security and Securities shall include any financial instrument whose value is determined by reference to a Security or Securities, as defined above (including futures, options on futures, swaps and forward contracts).  “Security” includes a right to acquire a Security, as well as an interest in a collective investment vehicle (such as a limited partnership or limited liability company).

SilverPepper LLC Code of Ethics

“Purchase or Sale of a Security”

Purchase or Sale of a Security means any direct or indirect acquisition or disposition of a Beneficial Interest in a Security, including, among other things, the writing of an option to purchase or sell a Security or entering into any other contract for the purchase or sale of such Security, whether or not such contract is conditioned upon intervening events.

“Material Non-Public Information”

“Material Non-Public Information” is any information about a company or Security, that is not publicly available and that a reasonable investor would consider material when making an investment decision, or information reasonably likely to have an effect on the Security price.

Information should generally be considered “material” if it relates to, for example: significant changes in financial condition, proposed dividend increases or decreases, significant deviations from analysts’ earnings estimates, significant changes in previously released earnings estimates by the company, significant expansion or curtailment of operations, a significant increase or decline of orders, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary management developments or purchase or sale of substantial assets. Information concerning any changes of the type described in the preceding sentence, even if such change is not significant, may also be “material” in some instances.

Information should generally be considered to be “Non-Public” if (1) it was received under circumstances that indicate that it is not yet in general circulation; or (2) if a reasonable person would believe it was received under an explicit or implicit obligation not to disclose the information. Facts indicating that information is generally available include, for example, the announcement of the information on the broad tape or by Reuters, The Wall Street Journal or trade publications, together with the passage of sufficient time for the market to have absorbed the information.

Material Non-Public Information is sometimes referred to as “inside information,” meaning the information was obtained directly or indirectly from the company (including the company’s partners, directors, officers, or employees, generally, “insiders”) to which it relates. Material Non-Public Information does not have to be obtained from the company (or its insiders) to which such information pertains. In Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a Security. A Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

Whether specific information constitutes Material Non-Public Information or Inside Information may be difficult to determine, and in cases of doubt the CCO should be consulted.

B.	GENERAL PROHIBITION ON CERTAIN SECURITY TRANSACTIONS

No employee may engage in a personal transaction in a Security that is also the subject of a transaction by a Client if such transaction would disadvantage or appear to disadvantage the Client or if such employee would profit from or appear to profit from such transaction at the expense of the Client. SilverPepper has adopted the following principles governing personal investment activities by Supervised Persons:

1)	The interests of client accounts will at all times be placed first;

2)	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

3)	Supervised Persons must not take inappropriate advantage of their positions.

SilverPepper LLC Code of Ethics

C.	INITIAL PUBLIC OFFERINGS AND LIMITED OFFERINGS; PRE-CLEARANCE

Supervised Persons must obtain written approval from the CCO before effecting a personal transaction in an Initial Public Offering and a Private Placement (See “Initial Public Offering and Public Offering Pre-Clearance” sheet at the end of the Code.).  Pre-clearance is valid and in effect only until the end of the next business day following the day pre-clearance is given. The pre-clearance expires if and when the person becomes, or should have become, aware of facts or circumstances that would prevent a proposed trade from being pre-cleared.

D.	MATERIAL NON-PUBLIC INFORMATION

Purchasing, selling or engaging in a transaction involving any Security on the basis of Material Non-public Information or communication of such information is unlawful and may constitute a criminal act, subjecting the person committing such violation and SilverPepper to criminal and civil sanctions. Officers, directors, employees and other Supervised Persons shall not, for the benefit of SilverPepper, him or herself, any Client, or any other person, either directly or indirectly, trade or recommend trading on the basis of Material Non-Public Information.

Violation of these restrictions by any Supervised Person is a serious violation of their employment and may subject the Supervised Person to immediate disciplinary action, up to and including termination.

In no event shall a Supervised Person disclose Material Non-Public Information to a third party or Client or disregard the restrictions on insider trading imposed by the Federal securities laws.

E.	NONDISCLOSURE OF CLIENT INFORMATION

No officer, director or employee of SilverPepper shall disclose the identity, investments, portfolio positions or transactions or other confidential investment information regarding any Client (other than that Client or at its direction) unless the CCO has approved the disclosure. This prohibition does not apply to disclosures required by law. Notification to the CCO must be made prior to disclosure of information.

F.	PERSONAL INVESTMENT HOLDINGS AND TRANSACTION REPORTS

It is the policy of the Firm that all employees must file initial and annual holdings reports and quarterly transaction reports with respect to all reportable securities with respect to which they have or acquire any “Beneficial Interest”. Beneficial Interest includes direct or indirect control or power to make investment decisions and is presumed to cover accounts of immediate family members who share your household. (All such accounts are referred to as “Employee Accounts”) Beneficial Interest may also include accounts of others who share the same household as you, anyone to whose support you materially contribute to and other accounts over which you exercise a controlling influence.

SilverPepper’s transaction reporting requirements do not apply if the employee account is a blind trust or discretionary account, in which a third-party investment advisor:

1)	makes all of the investment decisions for the trust or account;

2)	receives no input from the employee concerning such decisions;

3)	does not discuss with the employee any prospective investments; or

4)	does not receive any information from the employee concerning prospective client investments.

SilverPepper LLC Code of Ethics

However, the employee must provide the Chief Compliance Officer with written documentation (See attached “Initial Holdings Report” and “Annual Holdings Report” attached.) showing:

1)	the title of the account;

2)	the place of custody; and

3)	the name and affiliation of the third-party investment advisor that has been granted investment discretion over the account.

The employee must also provide written documentation certifying that information regarding SilverPepper’s client investments will not be shared with the third-party investment advisor. In addition, the employee must agree to immediately notify the CCO of any changes.

Short-term trading in securities of issuers in which an employee is an officer, director or the owner of 10% or more of a class of equity securities is prohibited by law. Although other short-term trading activity is not strictly prohibited, the Firm strongly discourages short-term trading by employees.

G.	PERSONAL CONDUCT

1. Acceptance of Gifts

Employees are prohibited from accepting any gift, gratuity, hospitality or other offering of more than a de minimus value ($300) from any person or entity doing business with SilverPepper. Gifts received in excess of this amount will be sent back to the person or entity providing the gift. SilverPepper will not be advantaged by the donation of such gifts to a charitable organization. This gift policy generally excludes items or events where the employee has reason to believe there is a legitimate business purpose, for example, business entertainment such as a dinner or a sporting event, of reasonable value. (See attached: “Annual Gift Log”).

2. Service as Director for an Outside Company

Any employee wishing to serve as director for an outside company (public or private) must first seek the approval of the firm’s CCO. The CCO, in reviewing the written request, will determine whether such service is consistent with the interests of the firm and its clients.

3. Outside Business Interests

Employees wishing to engage in business activities outside of SilverPepper’s business must seek written approval from the CCO and provide periodic reports to the CCO summarizing those activities.

III.	ADMINISTRATION OF THE POLICIES

SilverPepper shall provide all Supervised Persons with a copy of this Code of Ethics and all subsequent amendments hereto. At least annually, each Supervised Person shall certify in writing (see attached “Acknowledgement of Initial Receipt and Certification” and “Annual Acknowledgement of Receipt and Certification” attached) to SilverPepper that he/she has received, reviewed and is in compliance with the requirements of the firm’s Code of Ethics and, except as disclosed to the CCO, has been in compliance with these Policies at any time since his/her last certification of compliance.  A form is attached to this Code.

SilverPepper LLC Code of Ethics

IV.	ENFORCEMENT

In the event the CCO believes any person subject to these Policies may have violated any provision of these Policies, he/she shall give such person an opportunity to explain the circumstances of the potential violation and to supply additional explanatory material. Following a review of such material and any investigation he/she believes is appropriate, the CCO shall make a preliminary determination of whether a violation has or may have occurred. Upon determination a minor violation of these Policies has occurred, the CCO may impose sanctions as he/she deems appropriate under the circumstances. On an annual basis, the CCO shall review the current procedures and recommend any necessary improvements, including the continuing educational program regarding insider trading.

V.	DUTY TO REPORT VIOLATIONS

Rule 204A-1 of the Advisers Act requires prompt internal reporting of any violations of these Policies. Any violations of these Policies must be reported immediately to the CCO. Each Supervised Person is required to promptly notify the CCO in the event such Supervised Person knows or has reason to believe that such Supervised Person or any other Supervised Person has violated any provision of this Code of Ethics.  If a Supervised Person knows or has reason to believe that the CCO has violated any provision of this Code of Ethics, such Supervised Person must promptly notify the CCO.

SilverPepper is committed to fostering a culture of compliance. SilverPepper therefore urges each employee to contact the CCO for any reason. No employee will be penalized, nor will an employee’s status at SilverPepper be jeopardized, by communicating with the CCO. Reports of violations or suspected violations also may be submitted anonymously to the CCO. Any retaliatory action taken against any person who reports a violation or a suspected violation of this Code of Ethics is itself a violation of this Code of Ethics and cause for appropriate corrective action, including dismissal.

VI.	REVIEW

This Code of Ethics shall be reviewed by the CCO on an annual basis to ensure it is meeting its objectives, is functioning fairly and effectively, and is not unduly burdensome to SilverPepper or Supervised Persons. Supervised Persons are encouraged to contact the CCO with any comments, questions or suggestions regarding implementation or improvements of the Code of Ethics.

VII.	RETENTION OF RECORDS

The CCO will maintain, for a period of 5 years unless specified below, the records listed below. The records will be maintained at the Firm’s principal place of business in an easily accessible, secured, place.

1.	Records of the names of persons who are currently, or within the past five years, were employees of the firm and subject to this Code of Ethics during that period.

2.
The Annual Certificate of Compliance signed by all Supervised Persons acknowledging receipt of copies of this Code of Ethics and acknowledging they are subject to it and will comply with its terms.  All Annual Certificates of each Supervised Person must be kept for five years after the individual ceases to be a Supervised Person.

3.	A copy of each Code of Ethics that has been in effect at any time during the five-year period.

SilverPepper LLC Code of Ethics

4.	A copy of each report made by an employee pursuant to this Code of Ethics.

5.	A record of all known violations of the Code of Ethics and of any actions taken as a result thereof, regardless of when such violations were committed.

6.
A record of any decision, and the reasons supporting the decision, to approve the acquisition of Initial Public Offerings or Limited Offerings by employees, for at least five years after the end of the fiscal year in which the approval is granted.

7.	A record of all reports made by the CCO related to this Code of Ethics